Exhibit 9.1

November 10, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent auditor for Escalate Wealth REIT I, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4. “Changes in Issuer’s Certifying Accountant” of the Company’s Current Report on Form 1-U dated November 10, 2020 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

SQUAR MILNER LLP